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Exhibit G

Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-            )
Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")
                        , 2004

        Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by                       , 2004 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After                       , 2004, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

DPL Inc. (70-                        )

        DPL Inc., located at 1065 Woodman Drive, Dayton, Ohio 45432, has submitted an application seeking exemption an exemption pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935 (the "Act") from all provisions of the Act, other than Section 9(a)(2) of the Act. DPL Inc. is a holding company incorporated in Ohio, the same state in which its sole public utility subsidiary, The Dayton Power and Light Company ("DP&L"), is incorporated and in which DP&L, according to DPL Inc., conducts a substantial part of its public utility operations.

For the Commission by the Division of Investment Management, pursuant to delegated authority.

                      Jonathan G. Katz
                      Secretary

G-1

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  Exhibit G